PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Unaudited; dollars in thousands)


                                                    March 31,       December 31,
                                                      1998              1997
                                                      ----              ----
Short-term debt                                    $   86,200            91,400
Current portion of long-term debt                      63,900            54,800
Long-term debt                                        846,000           857,100
                                                   ----------        ----------
   Total debt                                         996,100         1,003,300
Minority interests in subsidiaries                    117,600           113,300
Common shareholders' equity                         2,651,300         2,510,400
                                                   ----------        ----------
   Total capitalization                            $3,765,000         3,627,000
                                                   ==========        ==========

Ratio of total debt to total
 capitalization                                          26.5%             27.7%
                                                   ==========        ==========